Exhibit 99.1

Autoliv Diversifies Debt Portfolio
Issues $400 million of Private Placement Notes

(Stockholm, Nov. 9, 2007) – Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – today announced details for the issuance and sale of $400 million of guaranteed senior notes by Autoliv Inc’s principal US operating subsidiary, Autoliv ASP Inc.

The guaranteed senior notes include 20 investors, consist of four series of varying sizes maturing between 2012 and 2019 and are guaranteed by Autoliv Inc. This inaugural issue meets the Company’s funding objectives of extending its maturity profile and diversifying its investor base.

The original issue size of $200 million was increased to $400 million in response to the very strong demand following road shows conducted across the United States and in London. Despite this increase the offering was oversubscribed.

The Company has entered into swap arrangements with respect to the proceeds of the notes offering. The maturity and interest rate profile of the notes following these swaps is as follows:

$110 million of five-year notes at 5.56%, $90 million of seven-year notes at 5.81%,
$35 million of seven-year notes at LIBOR +0.81%, $105 million of ten-year notes at LIBOR +0.94% and $60 million of twelve-year notes at LIBOR +0.97%.

The proceeds of the notes will be used for repayment of existing indebtedness and other general corporate purposes. HSBC and JP Morgan acted as joint-agents for the transaction. All customary negotiations and regulatory approvals have been concluded and the closing occurred on November 8, 2007. For further details, please see the Company’s Form 8-K as filed with the Securities and Exchange Commision on November 9, 2007 or please contact the individuals mentioned below.

Inquiries:
Hannes Wadell, Treasurer, Tel. +46 (8) 587 20655, or mob. +46 (733) 86 99 77
Ray Pekar, Director Investor Relations and Business Development, Tel. +1 (519) 973-3799